 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118861, 333-74490, 333-26743, 333-153447, 333-61467, 333-161927 and 333-161925 on Form S-8 and Registration Statement Nos. 333-74065, 333-39013, 333-36337, 333-162559 on Form S-3 of our report dated March 28, 2008, relating to the financial statements and financial statement schedule of Cenveo, Inc. for the year ended December 29, 2007, appearing in this Annual Report on Form 10-K of Cenveo, Inc. for the year ended January 2, 2010.

 /S/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 3, 2010